Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the Action 2013 Shareholding Plan of Sanofi, of our reports dated March 6, 2013, with respect to the consolidated financial statements of Sanofi and its subsidiaries and the effectiveness of internal control over financial reporting of Sanofi and its subsidiaries, included in its Annual Report (Form 20-F) for the year ended December 31, 2012.

Ernst & Young et Autres

Represented by Nicolas Pfeuty

/s/ Nicolas Pfeuty
Nicolas Pfeuty

Paris-La Défense, France

November 6, 2013